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Exhibit 10.9

2006 PERFORMANCE BASED RESTRICTED STOCK AGREEMENT

        This 2006 Restricted Stock Agreement ("Agreement") has been entered into as of the 7th day of August, 2006, among Simon Property Group, L.P., a Delaware limited partnership (the "Partnership"), Simon Property Group, Inc., a Delaware corporation (the "Company"), and «Fname» «LName», a key personnel member of the Partnership or one of the Partnership's Affiliates ("Participant"), pursuant to the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "Plan").

        WHEREAS, the Compensation Committee (the "Committee") of the Board of the Company, appointed to administer the Plan, has allocated to Participant a dollar allocation which may, under the terms of this Agreement and the Plan, be converted into an award of restricted stock; and

        WHEREAS, the parties desire to set forth the terms and conditions upon which the Participant's dollar allocation may be converted into an award of restricted stock to the Participant;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

        1.     Capitalized Terms.    All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Plan.

        2.     Allocation of Value.    The Partnership, with the approval of the Committee, has allocated to Participant «Award_Value_» ("Value"), which Value, adjusted as described in paragraph 6 below, may be converted into an award of common stock of the Company, par value 0.0001 per share ("Common Stock"), subject to the satisfaction of Company performance objectives, vesting and other conditions set forth in this Agreement and the Plan, as the same may be amended or modified from time to time by the Committee.

        3.     Company Performance Objectives.    For the calendar year commencing January 1, 2006 (the "Program Year"), a percentage of the Value shall be considered earned (subject to adjustment as described in paragraph 6) and converted into an award of Common Stock if the following growth targets and goals of the Company and the percentages allocated to each, are met for such Program Year (please refer to the attached Plan Description for a more detailed explanation of these terms):

	Company per	Company per
Program Year Ending Dec. 31,	Share FFO Target	Share FFO Stretch	RMS Goal (annual)	S&P 500 Goal (annual)
2006	$5.30	$5.36	Meet/exceed Index return	Meet/exceed Index return
Percentage of Value Earned and Awarded	35%	25%	25%	15%

The above targets and goals are estimates of acceptable performance over the Program Year. The targets and goals are subject to revision hereafter at the discretion of the Committee.

        4.     Value Allocated to Program Year.    The total Value shall be allocated to the 2006 Program Year.

        5.     Determination Date.    The determination of whether the Company has met the annual targets and goals for the Program Year shall be made as soon as practicable in the calendar year following the Program Year, but in no event later than March 31 of such following year. The date such determination takes place shall be the "Determination Date". The Participant shall be considered the beneficial owner of the entire number of shares of Company Stock determined by the Committee to be earned and awarded with respect to such Program Year as of the Determination Date, calculated as provided in paragraph 6 below, and shall have the right to receive distributions on such shares and to vote such shares on and after the Determination Date.

        6.     Participant Performance Objectives.    The performance of the Participant shall be reviewed by a performance review board ("Board") composed of persons appointed from time-to-time by the Company's Chief Executive Officer. The Board will meet on or before the Determination Date to discuss the Participant's performance for the Program Year. A Participant's individual performance will be measured by one or more of the following:

  a.
  The Participant's written performance review;

  b.
  The Participant's skills and ability assessment; and

  c.
  The results of a Participant's individual incentive compensation plan ("ICP"), if applicable.

        Based upon these performance measures and the data provided, the Board or Committee will review and approve the recommended rating for each Participant of "0" to "3" which shall mean the following:

  a.
  "3"—outstanding performance

  b.
  "2"—above average performance

  c.
  "1"—good/satisfactory performance

  d.
  "0"—unacceptable performance

        The rating assigned to the Participant will be used to calculate an adjustment to the Value ("Adjusted Value") for each Participant using the following percentages:

Rating
3	110% — 125%*
2	100%
1	75%
0	0%

        * Participants receiving a "3" rating will receive a minimum restricted stock award of 110% of Value, up to a maximum restricted stock award of 125% of Value.

        Once the Determination Date occurs and the Committee determines that one or more of the targets or goals have been met, and the Participant's rating is determined by the Board, then the Adjusted Value shall be converted into a number of shares of Common Stock determined by dividing such Adjusted Value by the "Conversion Share Price" and those shares of Common Stock shall be considered earned and awarded to the Participant. The "Conversion Share Price" shall mean the average of the Common Stock closing prices for the ten consecutive trading day period commencing upon the third trading day following the Company's public release of annual earnings for the Program Year. Any fractional shares of Common Stock will be rounded to the next full share.

        7.     Vesting.    Shares of Common Stock earned and awarded for a Program Year shall vest and be delivered to Participant subject to the following vesting schedule: twenty-five percent (25%) of the shares shall vest on January 1 of each of the four consecutive calendar years following the year in which the Determination Date occurs, provided that the Participant is an employee of the Partnership or one of its Affiliates on the date of vesting. Except as expressly provided in the Plan Description attached hereto and incorporated herein, any shares earned and awarded which do not vest because the Participant is not an employee of the Partnership or one of its Affiliates on the date of vesting shall be forfeited.

        8.     Incorporation of Plan Description and Plan Controlling.    Attached to this Agreement is a Plan Description which provides further detail regarding the 2006 Program Year. The terms and conditions of the Plan Description are incorporated into this Agreement by reference. Included in paragraph 14 of the Plan Description are the terms and conditions upon which a Participant may continue to vest in awards of restricted Common Stock under the Plan which shall be applicable to the 2006 Program Year and any prior Program Year for which the Participant received an award of restricted Common Stock under the Plan. Accordingly, all prior restricted stock agreements between the Partnership and the Participant, and the terms governing any prior award of restricted stock to Participant under the Plan, are hereby amended solely for the purpose of incorporating the provisions of paragraph 14 of the attached Plan Description.

        9.     Qualification of Rights.    Neither this Agreement nor the existence of any allocation of Value described herein shall be construed as giving the Participant any right (a) to be retained as a director or employee of the Partnership or any of its Affiliates; or (b) as a shareholder with respect to the shares of Common Stock underlying the Value or Adjusted Value until the certificates for the Common Stock have been issued and delivered to the Participant.

        10.   Governing Law; Entire Agreement.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, supplemented or terminated except as expressly provided herein or in the Plan or by written instrument signed by the parties hereto.

        11.   Notices.    All notices and other communications required or permitted under this Agreement shall be in writing, signed by or on behalf of the party by which given, and shall be considered to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (c) received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid, addressed as follows: if to the Partnership or the Company, to the Company's executive offices in Indianapolis, Indiana, and if to the Participant or his or her successor, to the address last furnished by the Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Participant.

        12.   Representations and Warranties of Participant.    The Participant represents and warrants that he or she has received and reviewed a copy of the Plan. The Participant further represents and warrants that the Plan, and the written Agreements between the Partnership, the Company and the Participant, and no other plans or agreements, govern the Participant's opportunity to earn restricted Common Stock.

        13.   Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

        14.   Waiver.    The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

        15.   Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SIMON PROPERTY GROUP, L.P., a Delaware limited partnership
By:	SIMON PROPERTY GROUP, INC., a Delaware corporation, General Partner
By:

SIMON PROPERTY GROUP, INC., a Delaware corporation
By:

Signature of Participant

Printed Name

(please return a signed copy to Human Resources)

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2006 PERFORMANCE BASED RESTRICTED STOCK AGREEMENT